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                                                                    EXHIBIT (6)k



                               EXCEED SYSTEMS LTD.
                                 ROCCO SPAGNUOLO
                                  ANGELO ROCCA

                                       AND

                             AXYN CANADA CORPORATION

                                       AND

                                AXYN CORPORATION





                               PURCHASE AGREEMENT







                                      GS:kd
                                   1998-11-20
                               File No. 38908-1004


                                 SOLOWAY, WRIGHT
                            BARRISTERS AND SOLICITORS
                             427 LAURIER AVENUE WEST
                                    SUITE 900
                                 OTTAWA, ONTARIO
                                     K1R 7Y2

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                               PURCHASE AGREEMENT

MEMORANDUM OF AGREEMENT in duplicate this 20th day of November, 1998.


BETWEEN:

            EXCEED SYSTEMS LTD. AND ANGELO ROCCA

                             hereinafter referred to as the "VENDORS"

                             OF THE FIRST PART

AND:

                             ROCCO SPAGNUOLO

                             hereinafter referred to as "Rocco"

                             OF THE SECOND PART


AND:
                             AXYN CANADA CORPORATION
                             a company incorporated under the laws
                             of Ontario

                             hereinafter referred to as the "PURCHASER"

                             OF THE THIRD PART


AND:
                             AXYN CORPORATION
                             a company incorporated under the laws
                             of Colorado

                             hereinafter referred to as the "AXYN"

                             OF THE FOURTH PART

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            THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties covenant and agree as follows:


1. PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors as at and from the close of business on November 20, 1998 (the "CLOSING DATE") all of the issued and outstanding shares in the capital stock of Burlington Systems Integration Inc. (the "PURCHASED SHARES").


2.       PURCHASE PRICE AND PAYMENT

2.1 Purchase Price and Payment. The purchase price payable to the Vendors for the Purchased Shares shall be $600,000.00 Cdn. to be paid and satisfied by the Purchaser issuing on the Closing Date 225,000 common shares of AXYN (the "SHARES") subject to the adjustments as provided pursuant to Section 2.2.

2.2 Adjustment to Purchase Price. In the event that the average closing price of the common shares of AXYN issued to the Vendors on the NASD is not at least $1.75 U.S. for the five (5) consecutive business days immediately prior to the one year anniversary of the Closing Date (the "Adjustment Period"), the Purchase Price shall be adjusted by way of the issuance by AXYN to the Vendors, on a pro rata basis based on the number of Shares issued to the Vendors on the Closing Date, of additional common shares of AXYN in an amount determined by calculating the difference between (i) the number of common shares of AXYN determined by dividing 600,000 by the average of the closing prices of the common shares of AXYN during the Adjustment Period converted to a Canadian dollar equivalent using the exchange at the one year anniversary of the Closing Date, and (ii) the Shares issued to the Vendors on the Closing Date. The maximum adjustment will be 22,500 Shares.

2.3 Share Restrictions. The Vendors acknowledge that they will be subject to restrictions on the sale of shares of AXYN, as the case may be, in accordance with the laws of the United States and Canada and the applicable securities regulations thereto. The Shares issued to the Vendors shall bear such restrictions on the face of the share certificates. The restrictions on the transfer of the common shares issued by AXYN pursuant to this Agreement shall be removed upon AXYN's compliance with applicable securities regulations in the relevant jurisdiction and in proportion


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         to all other issued common shares of AXYN.

3.       REPRESENTATIONS AND WARRANTIES.

3.1 Representations and Warranties of the Vendors. The Vendors represent and warrant as follows to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in connection with the purchase by it of the Purchased Shares:

a) Corporate Status. Burlington Systems Integration Inc. (the "CORPORATION") is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Ontario. The Corporation has the corporate power, authority and capacity to own its property and to carry on its business as now being conducted by it. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Corporation and the Corporation is able to satisfy its liabilities as they become due.

b) Authorized and Issued Capital. The authorized capital of the Corporation consists of an unlimited number of common shares of which 300 have been validly issued and are outstanding as fully paid and non-assessable. No options, warrants or other rights for the purchase, subscription or issuance of shares or other securities of the Corporation or securities convertible into or exchangeable for shares of the Corporation have been authorized or agreed to be issued or are outstanding.

c) Purchased Shares. The Vendors are the legal and beneficial owners of the Purchased Shares. On the Closing Date, the Purchaser shall acquire good and marketable title to the Purchased Shares, free and clear of all agreements, mortgages, liens, charges, pledges, hypothecs, security interests, encumbrances or other rights or claims of others. The Purchased Shares constitute all of the issued and outstanding shares in the capital of the Corporation and there are no restrictions on the transfer of the Purchased Shares except those set forth in the constating documents of the Corporation.

d) No Other Agreements. No person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Vendors of any of the Purchased Shares.

e) Corporate Records. The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of and copies of all by-laws and all resolutions passed by the directors and shareholders of the Corporation since its incorporation. All such meetings were duly called and held, all such by-laws and resolutions were duly passed and the share certificate books, registers of shareholders, registers of transfers and other corporate registers of the Corporation are complete and accurate in all material respects.


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f)       Accurate Records. The books and records of the Corporation fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of the Corporation at the date of this Agreement and all financial transactions relating to the Corporation have been accurately recorded in those books and records.

g) Financial Statements. The financial statements of the Corporation as at September 30, 1998 (the "BALANCE SHEET DATE") and for the period then ended (copies of which are attached to this Agreement as Schedule 1) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of previous fiscal years and are true and correct and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Corporation as at the Balance Sheet Date, and the sales and earnings of the Corporation during the period covered by those financial statements.

h) Title to Assets. The Corporation has good and marketable title to all of its properties and assets, free and clear of all mortgages, pledges, charges, hypothecs, liens, title retention agreements, security interests, encumbrances or rights of others of any kind or character, other than those disclosed on the balance sheet of the Corporation.

i) Undisclosed Liabilities. The Corporation has no liabilities (whether accrued, absolute, contingent or otherwise) of any kind except liabilities incurred in the ordinary course of business since the Balance Sheet Date which are not inconsistent with past practice, and are not, in the aggregate, material and adverse to the business, properties, assets, financial condition or results of operation of the Corporation.

j) No Loans to Directors, etc. After the Closing Date, no loans by the Corporation or other indebtedness due to the Corporation shall be outstanding (other than the normal salaries, bonuses, fringe benefits and the obligation to reimburse for expenses incurred on behalf of the Corporation in the normal course of employment) to or from any director, officer, shareholder or employee, to or from any former director, officer, shareholder or employee of the Corporation or to or from any person or corporation not dealing at arm's length or who is affiliated (as those terms are used in the INCOME TAX ACT (Canada)) with any of the foregoing.

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k)       Tax Returns. The Corporation has duly filed all tax returns required to be filed by it (including all information returns as to which non-filing or late filing could result in interest or penalties), has made complete and accurate disclosure in such returns and has duly paid all taxes due from it to federal, provincial or local taxing authorities, including, without limitation, those due in respect of its properties, income, capital, sales, use of property and payroll. The Corporation has also paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and fines due and payable by the Corporation up to the date of this Agreement. The Corporation has made adequate provision for the taxes which are payable during the current fiscal period for which tax returns are not yet required to be filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of income tax or the filing of any tax return by, or payment of any tax by, or levying of any governmental charge against the Corporation. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of taxes or governmental charges or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority. The Corporation has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld from it and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

l)       Ordinary Course. Since the Balance Sheet Date:

         (i) the Corporation has not carried on any business, other than its ordinary continuing business;

         (ii) no capital expenditures have been made or authorized by the Corporation;

         (iii) there has been no change in the affairs, business, prospects, operations or condition of the Corporation, financial or otherwise;

         (iv) the Corporation has not transferred, assigned, sold or otherwise disposed of any of its property or assets other than those disclosed in writing to the Purchaser;

         (v) the Corporation has not suffered an extraordinary loss nor waived any rights of material value nor entered into any material commitment or transaction;

         (vi) the Corporation has not declared or paid any dividends or declared or made any other distribution on any of its securities or shares, and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its securities or shares or agreed to do so except as disclosed in writing and agreed to by the Purchaser;

         (vii) the Corporation has not incurred or assumed any obligation or liability (fixed or contingent), except secured and unsecured current obligations and liabilities, particulars of which have been disclosed in writing to the Purchaser or its representatives; or

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         (viii)   the Corporation has not amended or changed or taken any action to amend or change its constating documents.

(m) Non-Arm's Length Transactions. The Corporation has not entered into any contracts, agreements, options or arrangements or incurred or assumed any obligation or liability (whether fixed or contingent) with, on behalf of or with respect to the Vendors or any other non-arm's length person or any affiliate of the Vendors (as those terms are defined in the INCOME TAX ACT (Canada)), whether jointly or severally.

(n) Material Contracts. The Corporation is not a party to nor bound by any material agreement, contract or commitment, whether written or oral, of any nature or kind whatsoever, other than those disclosed on Schedule
         5. The Corporation is not in default or breach of any agreement, contract or commitment and there exists no state of facts which after notice or lapse of time or both would constitute a default or breach and all agreements, contracts or commitments are now in good standing and in full force and effect without amendment and the Corporation is entitled to all benefits under them.

(o) Leases. The Corporation is not a party to any lease of real property or agreement in the nature of a lease, whether as lessor or lessee, other than those disclosed on Schedule 6.

(p) Consents. There are no consents, authorizations, licenses, franchise agreements, permits, approvals or orders of any person or government required to permit the Vendors to complete the transactions contemplated by this Agreement.

(q) No Breaches of Charter or Other Agreements. Neither the Vendors nor the Corporation are a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by it or which might prevent or interfere with the use of the Corporation's assets or which may limit or restrict or otherwise adversely affect the Corporation's business, properties, assets or financial condition. The entering into of this Agreement and the consummation of the transactions contemplated in it will not:

         (i) give rise to any right of acceleration by any person in respect of any indebtedness or other obligation of the Corporation; or

         (ii) result in the loss of any rights, privileges or advantages presently enjoyed by the Corporation.


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(r)      No Actions. There is no suit, action, litigation, arbitration, proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against or involving the Corporation or relating to the Purchased Shares (collectively referred to as "actions") and the Vendors and Rocco are not aware of any existing ground on which any actions might be commenced with any reasonable likelihood of success. There is not presently outstanding any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator (collectively referred to as "judgments")against the Corporation or which would affect the Vendors' ability to sell the Purchased Shares as provided in this Agreement other than those actions or judgments disclosed on Schedule 7.

(s) Employees and Contractors. There are no employees or contractors of the Corporation other than the employees listed on Schedule 8.

(t) Banks. The Corporation has a bank account at the Bank of Montreal, Oakville Place, 240 Leighland Avenue, Oakville, Ontario L6H 3H6 and at no other location. The only signing officers for the bank account are Angelo Rocca and Rocco.

(u) Powers of Attorney. No person has any tax or other power of attorney from the Corporation with respect to any matter.

(v) Guarantees. The Corporation has not given nor agreed to give nor is it a party to or bound by any guarantee, indemnification, surety or other similar obligation.

(w) Corporate Authorization. The completion of the transaction contemplated in this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Corporation and on the part of any corporate Vendor.

(x) Residency. The Vendors are not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).

(y) Subsidiaries. The Corporation does not own shares in any other corporation and has not agreed to acquire any shares in the capital of any other corporation or to acquire or lease or invest, directly or indirectly, in any other business operation.

(z) Securities Legislation. The Corporation is a private company within the meaning of the SECURITIES ACT (Ontario) and the sale of the Purchased Shares by the Vendors to the Purchaser will be made in compliance with all applicable securities legislation.

(aa) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendors and Rocco enforceable against them in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the Court from which they are sought.


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(bb)     Family Law Act. No order has been given under the FAMILY LAW ACT
         (Ontario) nor is there any application pending under that Act by the spouse of Rocco or the spouse of Angelo Rocca which would or does affect the Purchased Shares in any manner.

(cc) No Relevant Information. None of the representations and warranties in this section 3.1 contains any untrue statement of material fact or omits to state any material fact necessary to make any representation or warranty not misleading to a prospective purchaser of the Purchased Shares seeking full information concerning the matters which are the subject of those representations and warranties.

3.2 Representations and Warranties of the Purchaser. The Purchaser and AXYN represent and warrant as follows to the Vendors and acknowledge that the Vendors are relying on such representations and warranties in connection with the sale of the Purchased Shares:

(a) Corporate Status. The Purchaser is a corporation duly continued and organized and validly subsisting in good standing under the laws of Ontario. The Purchaser has the corporate power, authority and capacity to own its property and to carry on its business as now being conducted by it. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Purchaser and the Purchaser is able to satisfy its liabilities as they become due.

(b) Corporate Authorization. The completion of the transactions contemplated by this Agreement has been duly and validly authorized by all necessary corporate and other action of the Purchaser and AXYN.

(c) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the Court from which they are sought.

(d) Issued Capital. Effective immediately after closing of the transactions contemplated by this agreement, the Shares issued to the Vendors on the Closing Date pursuant to Section 2.1 hereof shall be duly and validly issued and outstanding as fully paid and non-assessable shares of AXYN and will have been issued in full compliance with the Ontario Securities Act and all applicable state and federal laws of the United States of America.

4.  COVENANTS

4.1 Covenants of the Vendors. The Vendors covenant and agree with the Purchaser as follows:

(a) Non-Arm's Length Payables and Receivables. By the Closing Date, the Corporation shall have satisfied or caused to be satisfied (i) all amounts owed by it to persons with which it does not deal at arm's length (as that term is used in the INCOME TAX ACT (Canada)) and (ii) all amounts owed by


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         such persons to the Corporation.

(b) Actions to Satisfy Closing Conditions. The Vendors and Rocco shall diligently take all actions and do all things necessary to ensure compliance with the conditions set forth in section 6.1 of this Agreement prior to the Closing Date.

(c) Transfer of Purchased Shares. The Vendors shall take, and will cause the Corporation to take, all necessary steps and proceedings as approved by counsel for the Purchaser to permit the Purchased Shares to be duly and validly transferred to the Purchaser.

(d) Resignation of Directors and Officers. Rocco and Angelo Rocca agree to resign as officers and directors of the Corporation in favour of nominees of the Purchaser, such resignations to be effective on such date as specified by the Purchaser.

(e) Releases. The Vendors and Rocco shall cause to be executed and delivered to the Purchaser at the Closing Date a release in the form attached to this Agreement as Schedule 3.

(f) Tax Returns. The Vendors and Rocco shall cause the Corporation to duly and timely file all tax returns required to be filed up to and including the Closing Date and promptly pay all taxes, assessments and governmental charges shown on those tax returns to be due and payable and shall cause the Corporation not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of a tax return or the payment or assessment of any tax or governmental charge.

(g) Employment and Non-Compete Agreements. The Vendors shall enter into consulting and non-compete agreements with the Purchaser in accordance with Section 8.1(e) of this Agreement.

(h) Employee Agreements. The Corporation shall cause all key employees of the Corporation, as determined by the Purchaser, to enter into employment and non-compete agreements with the Purchaser.

4.2 Covenants of the Purchaser and AXYN. The Purchaser and AXYN covenant and agree with the Vendors as follows:

(a) Release. The Purchaser shall cause to be executed and delivered to the Vendors at the Closing Date a release in the form attached to this Agreement as Schedule 4.

(b) Issuance of Shares. AXYN shall issue the Shares to the Vendors in proportion to their shareholdings in the Corporation.

(c) Guarantee of Axyn. AXYN guarantees the obligations of the Purchaser in respect of the matters set out in Sections 10.1, 10.2, 10.3 and 8.1(e) of this Agreement.

5.       CONDITIONS

5.1 Conditions for the Benefit of the Purchaser. The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled or performed at or prior to the times specified in this section:


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(a)      Covenants and Warranties. The covenants, representations and warranties of the Vendors and Rocco contained in this Agreement or in any other document delivered pursuant to it shall be true and correct as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of that date.

(b) Compliance. The Vendors and Rocco shall have performed or complied with all covenants and agreements in this Agreement to be performed or caused to be performed or complied with by them prior to the time specified in this Agreement for performance or compliance.

(c) No Changes. On the Closing Date, there shall have been no material adverse change in the properties, assets, liabilities, affairs, financial condition or prospects of the Corporation from that shown on or reflected in the financial statements attached to in this Agreement as Schedule 1 and Schedule 2, except as otherwise disclosed in this Agreement. The title of the Vendors to the Purchased Shares and all other matters in the opinion of the Purchaser's counsel which are material in connection with the transactions contemplated in this Agreement shall be subject to the favourable opinion of that counsel.

(d) No Actions. On the Closing Date, no action or proceeding in Canada or the United States by law or in equity shall be existing or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated by this Agreement.

(e) Consents. On or before the Closing Date, there shall have been obtained from all appropriate federal, provincial, municipal or other governmental, non-governmental or administrative bodies all such approvals, licences and consents in form and terms satisfactory to the Purchaser as may be required in order to permit the implementation of the transactions contemplated in this Agreement without affecting or resulting in the cancellation or termination of any licence or permit required in the conduct of the Corporation's business.

(f) Closing Deliveries. The Vendors shall deliver to the Purchaser on the Closing Date those items set forth in section 8.1 of this Agreement in form and content satisfactory to the Purchaser and its counsel.

(g) Change of Control Filing. The Vendors shall prepare at their expense to be filed within the time period prescribed by the INCOME TAX ACT (Canada) and any other applicable legislation, all tax returns and tax filings required to be made by the Corporation consequent upon the acquisition of control of the Corporation by the Purchaser, within 60 days of the Closing Date.

If any of the foregoing conditions is not fulfilled or performed as at the Closing Date unless otherwise specified in this section to the satisfaction of the Purchaser, the Purchaser may:

(a) give notice thereof to the Vendors, whereupon this Agreement shall be terminated and each of the parties shall be released from all of its obligations under it without further liability whatsoever; or


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(b)      waive compliance with any of these conditions in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part, provided that any waiver shall be binding upon the Purchaser only if it is in writing; or

(c) require the Vendors to indemnify the Purchaser in respect of any costs incurred in fulfilling or performing the conditions outlined in this Section.

5.2 Conditions for the Benefit of the Vendors. The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendors to be fulfilled or performed at or prior to the times specified in this section:

(a) Covenants and Warranties. The covenants, representations and warranties of the Purchaser and AXYN contained in this Agreement or in any other document delivered pursuant to it shall be true and correct as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of that date.

(b) Compliance. The Purchaser and AXYN shall have performed or complied with all covenants and agreements in this Agreement to be performed or caused to be performed or complied with by it prior to the time specified in this Agreement for performance or compliance.

(c) Audited Statements. The Purchaser shall cause the Corporation to complete audited financial statements at the cost of the Purchaser for the periods ending on the Balance Sheet Date and the Closing Date as a result of the acquisition of control of the Corporation by the Purchaser.

6.       INDEMNIFICATION AND SET-OFF

6.1 Indemnification of Purchaser. The Vendors covenant and agree to indemnify and save harmless the Purchaser of and from any loss whatsoever arising out of or pursuant to:

(a) any reassessment for income, sales, excise, corporate or other tax of the Corporation (and all interest or penalties relating to it) for any period up to and including the Closing Date;

(b) all judgements and awards against the Corporation, including all interest and penalties, in consequence of any action, suit or proceeding, whether or not disclosed to the Purchaser and whether or not commenced after the Closing Date, if based upon any acts or omissions or other circumstances which occurred or arose prior to the Closing Date;

(c) any loss, costs and expenses suffered by the Purchaser as a result of any breach of any representation, warranty or covenant on the part of the Vendors contained in this Agreement or in any schedule to it; and

(d) all claims, demands, costs and expenses, including all reasonable legal,


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                                       12


         audit and other professional fees, incurred in respect of any of the foregoing.

6.2 Indemnification of Vendors. The Purchaser and Axyn covenant and agree to indemnify and save harmless the Vendors of and from any loss whatsoever arising out of or pursuant to:

(a) any loss, costs and expenses suffered by the Vendors as a result of any breach of any representation, warranty or covenant on the part of the Purchaser; and

(b) all claims, demands, costs and expenses, including all reasonable legal, audit and other professional fees, incurred in respect of any of the foregoing.

6.3 Right of Set Off. The Purchaser shall have the right to satisfy any amount from time to time owing by them to the Vendors, including amounts payable under the management fee, the team sales performance bonus and the profit sharing plan by way of set off against any amount owing from time to time by the Vendors to the Purchaser, arising out of this Agreement.


7.       SURVIVAL OF CONDITIONS, COVENANTS, REPRESENTATIONS AND WARRANTIES

7.1 Survival. The conditions, covenants, representations and warranties of the parties to this Agreement or in any certificates or documents delivered pursuant to it or in connection with the transactions contemplated in it and the rights of Indemnification and set off set out in Section 6 of this Agreement shall continue in full force and effect after the Closing Date, and shall not merge for a period of three (3) years from the Closing Date, except for the representations contained in Section 3.1(k) and 3.1(cc) and the covenants contained in Section 4.1(f) which shall not merge for a period of five (5) years from the Closing Date.

8.       CLOSING ARRANGEMENTS

8.1 Deliveries. On or before the Closing Date and upon fulfilment of all of the conditions in this Agreement which have not been waived by the Purchaser, the Vendor shall deliver to the Purchaser:

(a) certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by a duly executed stock transfer power;

(b) all necessary directors' and shareholders' resolutions of the Corporation consenting to and authorizing the sale of the Purchased Shares

(c)      a certificate of status for the Corporation dated a current date;

(d)      release of the Vendor outlined in the form attached as Schedule 3;

(e) consulting and non-competition agreements for the Vendors in the form attached as Schedules 10 and 11;

(f)      employment and non-competition agreements for key employees;

(g) signed resignation of Rocco and Angelo Rocca as officers and directors of the Corporation in the form attached as Schedule 9; and

(h) such further and other documents as the Purchaser's counsel may consider reasonably necessary or advisable to implement the transactions contemplated in this Agreement.

8.2 On or before the Closing Date and upon fulfilment of all of the conditions in this Agreement which have not been waived by the Vendors, the Purchaser shall deliver to the Vendors:

(a) two share certificates, one issued to Exceed Systems Ltd. for 50% of the Shares and the second issued to Angelo Rocca for 50% of the Shares;

(b) copies of all necessary directors' resolutions of AXYN authorizing the issuance of the Shares; and

(c) a certificate of status for the Purchaser and a comparable document for AXYN, each dated a current date.

8.3 Place of Closing. The closing shall take place at Toronto on the Closing Date at the offices of the Corporation.


9.       GENERAL MATTERS

9.1 Schedules. The following are the schedules attached to and incorporated in this Agreement by reference and deemed to be part of this Agreement:

            Schedule 1   -   September 30, 1998 Financial Statements
S           Schedule 2   -   Intentionally Deleted
            Schedule 3   -   Release of the Vendors
            Schedule 4   -   Release of Purchaser
            Schedule 5   -   Material Contracts
            Schedule 6   -   Leases
            Schedule 7   -   Actions against Corporation
            Schedule 8   -   List of Employees and Contractors
            Schedule 9   -   Resignations as officers and directors
            Schedule 10  -   Consulting Agreement
            Schedule 11  -   Non-compete and Confidentiality Agreements

9.2 Currency. All dollar amounts referred to in this agreement are in Canadian funds unless otherwise specified.

9.3 Entire Agreement. This Agreement, including the schedules to it, together with the agreements and other documents to be delivered pursuant to it, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of it. No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound by it. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall that waiver constitute a continuing waiver unless expressly provided.

9.4 Governing Laws. This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in it and shall be treated in all respects as an Ontario contract. The parties attorn to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under this Agreement or any of the schedules or documents to be entered into or delivered pursuant to it.

9.5 Expenses. Unless otherwise specified herein, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated by it shall be paid by the party incurring the cost or expense.

9.6 Notices. Any notice or other writing required or permitted to be given under this Agreement may be delivered personally or sent by prepaid registered mail or transmitted by telex, facsimile or other form of recorded telecommunication transmission:

(a)      to the Vendors at:

         2275 Lakeshore Boulevard West, 4th Floor
         Etobicoke, Ontario M8V 3Y3
         Fax: 416-255-4876

(b)      to the Purchaser and AXYN at:

         201-338 Montreal Road
         Vanier, Ontario K1L 6B3
         Fax: 613-742-6068

or at such other address as the parties may from time to time deliver pursuant to this section. Any notice delivered or transmitted by telex, facsimile or other form of recorded telecommunication shall be deemed to be given and received on the date of its delivery or transmission, as the case may be, provided that such day is not a Saturday, Sunday or statutory holiday. Any notice mailed shall be deemed to have been given and received on the third business day following the date of its mailing.

9.7 Further Assurances. The parties shall with diligence do all things and provide all such assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing Date.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original of this Agreement and fully binding upon the signatory to it, but all counterparts shall together constitute one and the same instrument.

9.9      Time of Essence. Time shall be of the essence of this Agreement.

9.10 Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties to it and their respective heirs, successors, executors, administrators and assigns, as applicable. This Agreement may not be assigned or transferred by the Vendors without the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

10.      OTHER MATTERS

10.1 Profit Sharing. The Purchaser shall establish a profit sharing plan equivalent to 12% of the pre-tax earnings generated by the Burlington unit of the Corporation for each of the three years following the Closing Date, commencing on October 31, 1999 and terminating on October 31, 2001. The target revenue and income for the Burlington Unit of the Corporation for these three fiscal years is as set out in the following chart:

-----------------------------------------------------------------------------------------------
Performance          Target       Target       Year 1      Year 2      Year 3      Total
                     Revenues     Income
-----------------------------------------------------------------------------------------------
On target Year 1     $2,750,000   $1,200,000   $144,000                            $144,000
-----------------------------------------------------------------------------------------------
On target Year 2     $3,440,000   $1,600,000               $192,000                $192,000
-----------------------------------------------------------------------------------------------
On target Year 3     $4,170,000   $1,864,000                           $216,000    $216,000
-----------------------------------------------------------------------------------------------
                                                                                   $552,000
-----------------------------------------------------------------------------------------------

10.2 Team Sales Performance Bonus. The Purchaser shall cause to be implemented a team sales performance bonus by the Burlington unit of the Corporation for the purposes of making bonus payments to the employees and contractors of the Corporation for the successful achievement of target revenue and income after the payment of any profit sharing plans outlined in Section 10.1 above. The team sales performance bonus shall be payable for the three years following the Closing Date commencing October 31, 1999 and ending October 31, 2001 in accordance with the targeted revenue and income schedules attached below:

-----------------------------------------------------------------------------------------------
Performance          Target       Target       Year 1      Year 2      Year 3      Total
                     Revenues     Income
-----------------------------------------------------------------------------------------------
On target Year 1     $2,750,000   $1,056,000   $105,600                            $105,600
-----------------------------------------------------------------------------------------------
On target Year 2     $3,440,000   $1,408,000               $140,800                $140,800
-----------------------------------------------------------------------------------------------
On target Year 3     $4,170,000   $1,584,000                           $158,400    $158,400
-----------------------------------------------------------------------------------------------
                                                                                   $404,800
-----------------------------------------------------------------------------------------------

The team sales performance bonus shall be payable to the Vendors and to other employees of the Corporation as the Vendors see fit. To the extent that the Vendors achieve less than 100% of target revenue but greater than 80% of target revenue, the team sales performance bonus will be 50% of that set out on the table.


10.3 Management Fees. Each of the Vendors will be entitled to management fees payable quarterly in the amounts set out in the table below:

------------------------------------------------------------------------
       12 Months               24 Months               36 Months
------------------------------------------------------------------------
        $100,000                $140,000               $180,000
------------------------------------------------------------------------

These payments will be made quarterly on the first day of each quarter starting upon the Closing Date and will be allocated between the Vendors equally, unless otherwise indicated. The management fees payable pursuant to this Agreement will be paid to the Vendors regardless of the employment or consulting arrangement between the Purchaser and the parties. In the event that in any quarter the pre-tax earnings of the Corporation are not at least 1.5 times the quarterly management fee set out above, and provided that the consulting contracts referred to in Section 8.1(e) have not been terminated, then the Vendors agree to defer any such payments in that quarter until such time as there is sufficient profit in the Corporation to pay out that management fee. Notwithstanding this, regardless of the pre-tax earnings of the Corporation in the first two quarters following the Closing Date, the full management fee will be paid out.

10.4 Employee Stock Purchase Plan. Rocco and Angelo Rocca shall be entitled to participate in the employee stock purchase plan established by AXYN.

10.5 Stock Options. Each of Rocco and Angelo Rocca will be granted initial options for 25,000 shares in AXYN in accordance with the terms of the AXYN employee stock option plan.

            IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.


                                             AXYN CANADA CORPORATION


                                             PER _________________________c/s


                                             PER _________________________c/s


                                             AXYN CORPORATION


                                             PER _________________________c/s


                                             PER _________________________c/s


                                             EXCEED SYSTEMS LTD. (VENDOR)


                                             PER _________________________c/s


                                             PER _________________________c/s


SIGNED SEALED AND DELIVERED
     in the presence of

                                             )
___________________                          )___________________________
WITNESS                                      )ROCCO SPAGNUOLO - VENDOR
                                             )
                                             )
                                             )
___________________                          )___________________________
WITNESS                                      )ANGELO ROCCA - VENDOR

                                   SCHEDULE 1

                     FINANCIAL STATEMENTS OF THE CORPORATION
                               SEPTEMBER 30, 1998

                                   SCHEDULE 2

                              INTENTIONALLY DELETED

                                   SCHEDULE 3

                                     RELEASE


TO:         AXYN Canada Corporation and AXYN Corporation (the "Purchaser")

AND TO:     Burlington Systems Integration Inc. (the "Corporation")

RE: AXYN Canada Corporation purchase of all of the issued and outstanding shares in the capital of the Corporation


            In consideration of the sum of One Dollar ($1.00) and of other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned hereby remises, releases and forever discharges the Purchaser and the Corporation from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims or demands whatsoever which the undersigned may now have or hereafter can have, against the Purchaser or the Corporation existing up to the date of this release, including by virtue of them being or ceasing to be an officer, director, employee or contractor of the Corporation as the case may be, provided that nothing herein contained shall be construed so as to release the Purchaser from its obligations and covenants arising out of or in respect of a Purchase Agreement made the 20th day of November, 1998 in respect of the sale by the undersigned to the Purchaser of all of the issued and outstanding shares in the capital of the Corporation or any documents delivered pursuant to such agreement.

            DATED at Ottawa this       day of November, 1998.



                                             _________________________________
                                             Rocco Spagnuolo


                                             _________________________________
                                             Angelo Rocca


                                             EXCEED SYSTEMS LTD.


                                             Per:


                                             Per:

                                   SCHEDULE 4

                                     RELEASE


TO:         Rocco Spagnuolo and Angelo Rocca ("Rocco and Angelo")

RE: AXYN Canada Corporation purchase of all of the issued and outstanding shares in the capital of Burlington Integration Systems Inc. (the "Corporation")


            In consideration of the sum of One Dollar ($1.00) and of other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned hereby remises, releases and forever discharges Rocco and Angelo of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims or demands whatsoever which the undersigned may now have or hereafter can have, against Rocco and Angelo existing up to the date of this release, by virtue of them being an officer, director, employee or contractor of the Corporation as the case may be, except those actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims or demands arising from the terms of the Purchase Agreement between the parties dated November , 1998.

            DATED at Ottawa this       day of November, 1998.


                                           AXYN Canada Corporation

                                           Per: _____________________________c/s


                                           AXYN Corporation

                                           Per: _____________________________c/s


                                           Burlington Systems Integration Inc.

                                           Per: _____________________________c/s

                                   SCHEDULE 5

                               MATERIAL CONTRACTS


                                       NIL

                                   SCHEDULE 6

                                     LEASES


1. Lease dated October 11, 1996 with Hearn Vehicle Leasing with respect to a 1997 Pontiac Grand Prix VIN 1G2WP5217VF220902 with a monthly payment of $646.82.

2. Lease dated October 11, 1996 with Pine View Pontiac Buick Sales Ltd. for a 1997 Pontiac Grand Prix GTP VIN 1G2WP5219VF221422 with a monthly payment of $626.75.

3. Lease dated March 1, 1997 for space at Suite 401, 2275 Lakeshore Boulevard West, Toronto, originally signed in the name of Logitek Technology Ltd.

4. Lease with Teleteck Financial Corporation for office furniture used by Rocco Spagnuolo and Angelo Rocca, Contract No. 83956-00. Lease is in the name of Logitech Data Sciences Ltd. with Burlington responsible for only a portion equal to $178.00/month. Parties are attempting to have lease formally split and Burlington is withholding payments until the split is completed.

                                   SCHEDULE 7

                    ACTIONS OR JUDGMENTS AGAINST CORPORATION


1. Writ of Execution No. 98-012459 filed against Burlington Systems Integration Inc. in favour of Access Graphics Inc. in the amount of $16,994.10 plus interest and costs, effective September 21, 1998.

                                   SCHEDULE 8

                        LIST OF EMPLOYEES AND CONTRACTORS


-        Rocco Spagnuolo

-        Angelo Rocca

-        Exceed Systems Ltd.

-        Rocmar Systems Inc.

                                   SCHEDULE 9

                     RESIGNATIONS OF OFFICERS AND DIRECTORS

                                   SCHEDULE 10

                              CONSULTING AGREEMENT

                                   SCHEDULE 11

                    NON-COMPETE & CONFIDENTIALITY AGREEMENTS